Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

January 2012

Happy New Year from Granite Falls Energy! This is the time of year to reflect on both the accomplishments and challenges encountered throughout the last year and gain from those experiences to assist in making sound decisions going forward.

Granite Falls Energy completed its sixth fiscal year of operations on October 31, 2011. 2011 was a very successful year for Granite Falls Energy. The company had net income earnings of approximately $12.3M and, as a result, approved a distribution of $300/unit to be sent out in December. The annual 10K report will be available on the SEC website January 30, 2012.

The company obtained the environmental permits in February to allow the plant to increase its capacity from 50 million gallons per year (Mgpy) to 70 Mgpy. The permit process took 20 months and was very challenging. However, the process required Granite Falls Energy to think outside the box and forced us to develop and implement a water recycle process allowing for zero liquid discharge. A direct result of recycling the water was a reduction of overall water use. Since the modifications, the plant has averaged approximately 2.2 gallons of water per gallon ethanol produced versus approximately 4.0 gallons of water per gallon ethanol produced in 2006, a remarkable 45% reduction of water use.

The plant ramped up production to a rate of approximately 60 Mgpy, an approximate 20% increase in production. The ability to increase production was a result of adding additional process equipment. The plant added a third hammer mill, a second slurry tank, a third liquification tank, a fourth mole sieve, a scrubber pre-condenser, HRSG baffle upgrades, a second reverse osmosis water system, continuous emissions monitoring system (CEM's), and several pump and valve upgrades at a cost of approximately $4M dollars. These improvements have allowed Granite Falls Energy to increase production without forfeiting efficiencies. This additional production capacity came at a small incremental cost per gallon as a result of the robust design of the original plant.

As production rates have increased, bottlenecks are encountered. The most restrictive bottlenecks we are coming up against are boiler steam capacity, DDGS dryer capacity, and process cooling capacity. During the winter, more steam is needed for the process and conversely during the heat of summer, more process cooling is required to maintain fermentation. We continue to look at solutions to improve the capacities of the existing equipment, but going forward, increased production capacity will come at a higher incremental cost per gallon.

The Renewable Fuels Standard, commonly referred to as RFS2, disallows the incremental gallons produced to receive renewable identification numbers (RINs). RINs are required by the fuel blenders to illustrate that they meet the mandated requirement of the RFS2. Granite Falls Energy addressed the lack of RINs by obtaining a Distilled Spirits Permit (DSP) and the certification of compliance with the EU Renewable Energy Directive (RED). The DSP and RED certifications allow Granite Falls Energy to export the incremental gallons without having to discount the price due to lack of RINs. Furthermore, export pricing has been at a premium to domestic pricing throughout the year allowing for increased benefit. We cannot state that the export pricing will always be at a premium, but having the ability to participate in different markets helps to diversify.

An ongoing challenge is Xcel Energy removing the Minnesota Falls dam. The Minnesota Falls dam provides a pool of water for our water intake structure. Engineering estimates predict that the removal of the dam will lower the water level by approximately 15 feet, leaving our intake structure above water level. Much effort has been taken to garner support for the City of Granite Falls and the counties of Yellow Medicine and Chippewa to take public ownership of the dam. In addition to the dam providing a pool of water for the Granite Falls Energy intake, it also provides a pool of water for the local golf course and provides a lake effect for the residents adjacent to the river and the community of Granite Falls. In addition, the dam helps to slow water flow and helps to stop the migration of invasive species up the Minnesota River. In addition, if energy prices continue to increase, there could be an opportunity to install a turbine generator at the dam and produce electricity.

Currently, Xcel Energy plans to remove the dam in the summer of 2012. It is estimated that if the dam is removed, Granite Falls Energy will have to spend $2M to modify its water intake structure. Granite Falls Energy has engaged an engineering firm to perform

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Hello once again! Don't know about you folks but it sure is nice not to be handling snow yet. We're not looking forward to another winter like last for snow removal but we are definitely prepared for it this year. Since our September 2011 newsletter we continue to focus on ramping up production and relieving a few equipment bottlenecks to run at optimum permitted production rates. Of significant importance was modifying our boiler (HRSG-heat recovery steam generator) and getting it rerated for higher steam load. This was accomplished and signed off by our boiler inspectors and the boiler manufacturer during our late fall maintenance outage. The additional steam should allow us to maintain the higher production rates during the winter. As I write this letter we are modifying one of our water treatment pumps to the handle higher water supply demands to our HRSG steam drum and DA tank. We have more condensate demand at the higher steam production rates and a simple impeller upsize will give us the additional water capacity needed.



Robin Spaude
Plant and Facility Maintenance Manager

Our fall maintenance outage was performed in late October this year. Mother Nature cooperated with us and the outage went very well. For a period of time during the three day shutdown, we had about 100 people performing a multitude of maintenance tasks. We engaged in some maintenance tasks not performed since plant startup. For example, all high amperage circuit breakers were inspected and tested. Trip testing was performed, the breakers were recalibrated and lubricated and all wire terminals were re-torqued. No issues were discovered with the breakers, but we did find loose secondary leads in three panels that could have led to electrical problems if not discovered. This testing is a part of our Equipment Risk management assessment recommended by our insurance carrier and is also an OSHA requirement. REC (Minnesota Valley Light and Power Cooperative) assisted in oil sampling of all oil filled transformers on site as well as the necessary de-energizing of these transformers as we performed inspection and testing on the circuit breakers. We also performed Non-Destruction Examination (NDE) nuclear testing of some pressure vessels to insure tank wall and welded seam integrity. These are steam related items. This is an OSHA requirement as well. Overall, no major surprises were found with any equipment during this outage.

We also performed a major overhaul on our oil separator (12,000 hour main bearing change/gear box inspection) during this outage. This is performed every 1 ½ years. Two weeks later we performed overhauls of our centrifuges. Two of the five centrifuges needed major components rebuilt to allow us to maintain current production levels. We will eventually need to rebuild all five rotating bowl assemblies by the end of 2012. The component rebuilding is due to normal wear on the equipment.

Other major projects finished or near completion this past quarter have been the installation of a denaturant blending skid to our rail load out, completion of a second reverse osmosis (R.O) water treatment system and R.O. water storage tank, installation of a security camera system, and substantial completion of a maintenance building which will feature radiant floor heating using cooling tower return water. We're currently wiring this building. My maintenance techs and I are looking forward to getting into this building after the first of the year. A second denaturant blending skid for ethanol truck load out just arrived and will get installed in the next couple weeks.

Thank you, and I want to wish you and your families a Happy New Year!



Stacie Schuler
Chief Financial Officer/Controller

Happy New Year from the Admin Staff at GFE!

Distribution checks ($300 per unit) were mailed on December 16th to all members of record as of October 27, 2011, along with our "Tax Estimate" letter for 2011. Please call our office if you have any questions, or if you have not received yours. We will be mailing the K-1/KPI tax forms in early February 2012. We do appreciate you letting us know of any address change or corrections as soon as possible. This is especially important as we begin the tax preparation process.

We are currently working on our annual SEC reporting for the fiscal year ended October 31, 2011. This report (10-K) will be available for viewing via the SEC link on our website, or www.sec.gov/edgar/searchedgar/companysearch.html, by January 30, 2012. A copy of the 10-K report, along with the Proxy Statement, will be mailed to all current investors around March 1, 2012.

We ended the fiscal year with a net income of approximately $12.29 Million, which equates to approximately $401 of earnings per membership unit. Please note that because our tax year is based on the calendar year, as well as the difference in book income verses taxable income, this is not the same as the estimated taxable income amount of $370 that was noted in the 2011 tax estimate letter.

The actual cash distributions you receive will be noted on the K-1 tax statements. However, please remember that you are not taxed on the cash distributions, but rather on your percentage of taxable income based on your percentage of ownership of the company. If you are not already having a professional tax preparer handle your tax planning and returns, you may want to consider doing so to be sure you are calculating your tax obligation correctly, and including all tax credits and deductions available to you.

SPECIAL NOTE TO NON-MINNESOTA RESIDENTS:

If we did not receive your signed AWC forms by December 5th, we withheld 25% of your distribution amount for Minnesota income tax. All non-Minnesota members who had the 25% withheld, but return the signed AWC forms to our office before December 30, 2011, will have this money refunded in full by the end of January 2012. For those of you that did not send back your signed AWC forms, we will be filing our return and paying to the State of Minnesota on your behalf at the maximum state tax rate. The difference between the amount withheld from your distribution and the amount paid to the State of Minnesota, if any, will be returned to you after the State of Minnesota has acknowledged receipt of our tax filing and payment. Please give us a call if you have any questions regarding your withholding or the AWC forms.

Please travel safely this winter season!



Lee Poppe
Plant Manager

Another quarter and fiscal year has come and gone. We finished the year strong making a few changes at our fall outage to increase our production to approximately 60 MMGPY. We have increased production nearly 20% since this time last year! I would like to thank all of the GFE staff and the contractors we have used to get us to this point. Without the support of everyone we wouldn't have been able to achieve this goal. I would like to thank GFE's operations and maintenance departments, Par Piping, Fagen Inc, and WB Services, and all of their subcontractors who made all of this work possible.

2012 will hold some more challenges as we attempt to maintain our efficiencies and continue to increase production. With the major construction projects behind us, our primary focus will be training, Process Safety Management program enhancements, Management of Change program enhancements and other EPA and OSHA regulated programs. These programs ensure that while we do these projects all the proper engineering evaluations, and documentation has been updated for our records.

As we look into the next year we must continue to seek and evaluate new technology and the requirements of the RFS2 in our minds while looking at those technologies. The RFS2 is the second Renewable Fuels Standard. This law mandates amounts of biofuels to be blended into conventional petroleum based fuels. In addition, it also requires the renewable fuel producers, to decrease greenhouse gas emissions by 20% on a per gallon basis for every incremental gallon produced above the permitted gallons as of January 1, 2010. For GFE, that means any gallon that we produce over our 2010 permitted production limit of 53.7 MMGPY, has to meet these requirements. We have to show a 20% greenhouse gas reduction in the production of those incremental gallons in order to get RIN's(Renewable Identification Number's) for the incremental gallons. The main contributor of greenhouse gas emissions at Granite Falls Energy is the combustion of natural gas and the indirect greenhouse gas emissions contributed by our electrical energy use. The EPA has outlined five technology pathways they believe achieves the 20% reduction. Unfortunately, several of the identified pathways are not either commercially available or not cost effective. Other technologies to reduce greenhouse gas emissions will be considered, but the EPA has to be petitioned for approval. We have looked at a few of their technologies and a couple ideas of our own and we are weighing the pros and cons to make an educated decision. Any plant improvements we do in the future could potentially help us with this issue.



Eric Baukol
Risk Manager

After a tumultuous growing season that led to a long, sustained rally in the cash and futures corn markets for most of 2011, the market had a significant price setback and had been trading between $5.75 and $6.75 for 3 months. In the last couple of weeks we have rallied back to the upper end of that range as we trade near $6.50. Basis remains relatively strong and cash corn is still above $6 locally. After seeing the highs this summer, and watching the market have a $2 setback, is it easy to forget how high the price of corn remains. The projected 2011/12 crop year carryout currently sits at 848 million bushels for corn, which is still significantly short of the billion bushel benchmark that tends to allow the market to feel more comfortable with the stock situation. More acres will be put into corn this year than last year which provides an opportunity to grow ourselves out of a tight supply situation, but even with all the amazing technological developments over the last 15 years, the weather still needs to cooperate. .

The ethanol market has an interesting challenge coming up as the market deals with a post-VEETC trading world. I do not think that it will affect the demand picture at all in the long term, but there may be some short term pain as the market sorts itself out and adjusts. The export market is also in a period of limbo due to the VEETC credit ending as well as an anti-dumping case being brought on by the European Union (EU). Much of the ethanol exported out of the US is not going to the EU so I expect that this lull in trade will also be short-lived as the fundamentals that have driven large export volume for the past 12 months are still intact.

Looking ahead, this winter looks like it is going to present some challenges, but the overall supply and demand picture for 2012 looks to be very balanced.



5 Year Service Awards

Granite Falls Energy is proud to recognize the following employees receiving 5 year service awards, these employees continue to make Granite Falls Energy a succss. Congratulations and thank you!



5 year service award, June 2011, left to right: Denise MaKarrall, presenter Paul Enstad, GFE Board Chairman.



5 year service award, August 2011, left to right: Jesse Myers, presenter Tracey Olson, GFE CEO.



5 year service award, October 2011, left to right: Presenter Stacie Schuler, GFE CFO/Controller, Tracey Olson, GFE CEO



5 year service award, September 2011, left to right: Presenter Tracey Olson, GFE CEO, Steve Paul

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design and obtain permits in the event the dam is removed. I would encourage all our shareholders to actively lobby the Granite Falls City council members along with the Yellow Medicine and Chippewa county commissioners to assume ownership of the dam to preserve the aesthetic beauty of the local area as well as to continue supporting economic development for local businesses.

The Small Producer's Tax Credit and the Volumetric Ethanol Excise Tax Credit (VEETC) are set to expire December 31, 2011. The Small Producer's Tax Credit provides a $1.5M tax credit to Granite Falls Energy as long as production is below 60 Mgpy. VEETC provides a $0.45 per gallon tax credit to parties that blend ethanol into gasoline. VEETC has served its intended purpose of incenting investments in infrastructure to blend ethanol into gasoline. As a result, our entire domestic gasoline supply is blended with ethanol at an inclusion rate of approximately 10%. We don't expect the expiration of VEETC to be a long-term detriment to the ethanol industry. We do believe there will be some short term effects of the VEETC expiring creating very low margins during January and February 2012. The bigger challenge of the industry is to obtain more access to the liquid fuels market. Ethanol can compete with the price of gasoline, but we need to have the ability to sell higher ethanol blended gasoline and have the vehicle manufacturers approve the use of higher ethanol blends. Vehicle manufacturers are looking hard at mid-level ethanol blends along with higher compression, turbo charged engines to help them meet the new mileage requirements. I am encouraged by this news and the prospect that ethanol can play a larger part in securing our energy independence while providing for more efficient transportation.

Around March 1 you will be receiving the 2012 Proxy statement. The Proxy contains information pertaining to our Annual Meeting which is scheduled for 9:00 am March 22, 2012 at Prairie's Edge Convention Center, Granite Falls, MN. The business to be conducted will be the election of three Governors. I encourage all to attend. The annual meeting offers the opportunity for our shareholders to hear firsthand the operations of the company as well as ask questions of Management and the Board. If you cannot attend, please return the Proxy Ballot. By returning the Proxy Ballot you are helping to ensure a quorum. We must have representation of a minimum of 40% of our membership to have a quorum to conduct the meeting, so please return the Proxy Ballots as soon as you are able to help ensure that a quorum is present at the meeting and that we can conduct the necessary business.

2011 provided both rewards and challenges. I especially want to thank our employees for all the hard work in operating the plant while increasing production and completing many capital projects. The Board and Management continue to identify strategic initiatives to be implemented in 2012. I am confident that Granite Falls Energy is well positioned as a low cost producer and will continue to provide a fair return to our members.

I will conclude by wishing all our members, employees, vendors and customers a safe and prosperous New Year.



Paul Enstad
Chairman of the
Board of Governors

Holiday greetings from Granite Falls Energy:

As the calendar year comes to a close for 2011 we hope that 2012 brings success, health and happiness to you and your families. Here at Granite Falls Energy, we have enjoyed success as our fiscal year ended on October 31, 2011. The yearend financials will be filed in late January and I can tell you it was a successful year! Please take time to review them on the SEC link.

You should have received your distribution checks around mid-December. The Board of Governors declared a distribution of three hundred dollars per unit back in October. This is exciting for all owners and investors with Granite Falls Energy. Along with the check, there was a tax estimate letter. Please consult with your tax advisors concerning your individual situations.

Along with excellent profit margins, 2011 was also an eventful year in that we paid off all of our original debt with the local Economic Development Authorities and so we were officially debt free for a time. I want to say thank you to all of the local entities for assisting in putting this fine Company together. It is very much appreciated. I am quite sure that Granite Falls Energy has helped provide the local economy with a good boost. We have since added some debt in that we purchased a rail car mover to help move the numerous ethanol, DDGs, and Grain cars on the rail for loading and unloading. The car mover will make us more efficient and has been in use for about one month. As a producer, I do haul some corn into the plant and I can tell you that the car mover is a very busy machine.

2011 was a year of very high corn prices so our costs were higher and I am impressed with the ability of Management and our Risk Management program to come through with very good returns for the investor. It was a good year to challenge our employees to get maximum output from the plant as we were granted the permit to increase production. All employees were put to the test and once again they performed very well as usual and I want to congratulate all for a job well done. It takes a lot of good old Midwestern work ethic to accomplish this and we are fortunate to have this exceptional ambitious attitude here at Granite Falls Energy. They continue to increase production and remove bottlenecks to squeeze more gallons out of the processing plant. Our yields remain very impressive and we are selling corn oil, dried distillers grains with solubles, a small amount of modified wet feed and of course millions of gallons of home grown ethanol which is used as fuel to power our motor vehicles. This is about as American as it gets and we should all be proud of this feat. The last update showed that Granite Falls Energy was producing ethanol at about a 60 million gallon per year rate.

Also in 2011, and I am sure most of you know, the industry exported a record amount of ethanol. Granite Falls Energy has the means to export our products and we participated in shipping several million gallons to other countries. This is another avenue for us to take if the market is favorable to do so. It isn't as easy as throwing a switch and we are ready for export. Different specifications for the ethanol are required depending on where the product is going. The ethanol typically has to be "drier" than our domestic product so changes have to be made to our process. Some efficiency is lost during this changeover so we always need to be sure that it is feasible to export our ethanol. We expect the export market to remain strong for quite some time.

As we move into 2012 there are some uncertainties. The Volumetric Excise Tax Credit or "blender's credit" is set to expire. My fear is that this may increase the price paid at the pump. The leaders in congress have decided that elimination of this credit will help reduce the Federal deficit and the industry did not fight against it. I just hope our leaders remember that ethanol helps with National Security, Energy Security, reduces pollution and has better performance than perhaps the petroleum and oil industry can provide. Consumers spent a record amount of money at the pump last year and the major reason for this was that oil prices remained consistently high all year. The Organization of the Petroleum Exporting Countries (OPEC) will top one trillion in net oil exports for the first time, a 29 percent

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This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future grind margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.

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increase over last year. I just hope that oil subsidies are scrutinized as hard as other programs that are being cut. We need to have a level playing field. Our nation truly does have an addiction on oil. On a more positive note, the Environmental Protection Agency (EPA) has approved the use of E15 in many vehicles and this should help to increase market share for ethanol. I believe that the auto industry is finally making some inroads to the newer engines and vehicles to increase mileage with turbo chargers and other technology to get better fuel mileage, particularly with ethanol. Blender pumps are being installed all across the country. This gives consumers a choice to save money. A few cents saved per gallon when filling our gas tanks can make a huge difference for all of us.

You're Board of Governors, Management and employees will continue to work hard in 2012 to make sure all of our objectives are met. I am confident that we are up to the task. The number one objective is to provide consistent returns to the investor. I look forward to seeing many of you at the annual meeting in March. The Proxy Statements with the meeting details will be sent out in early March.


Happy
New Year

We would like to wish you and yours a very happy, healthy and safe new year!

Staff at Granite Falls Energy

15045 Hwy. 23 SE
Granite Falls, MN 56241

Change Service Requested

PRSRT STD
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GRANITE FALLS, MN
Permit No. 58